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EXHIBIT 99.1

SIMON FILES SUIT AND IS NAMED AS A DEFENDANT

     WAKEFIELD, Mass., Oct. 30 /PRNewswire/ -- Simon Worldwide, Inc. (Nasdaq:
SWWI) announced that its subsidiary Simon Marketing, Inc. (SMI) has filed suit against McDonald's Corporation in California Superior Court for the County of Los Angeles. Simon Worldwide also announced that it and SMI were named as defendants, along with Jerome P. Jacobson, a former employee of SMI, and certain other individuals unrelated to Simon Worldwide or SMI, in a complaint filed by McDonald's Corporation in the United States District Court for the Northern District of Illinois.

     The complaint filed by SMI seeks to recover damages resulting from the termination of SMI's relationship with McDonald's Corporation. The McDonald's Corporation complaint alleges that SMI has engaged in fraud, breach of contract, breach of fiduciary obligations and civil conspiracy and alleges that McDonald's Corporation is entitled to indemnification and damages of an unspecified amount. The McDonald's Corporation lawsuit arises from the allegedly fraudulent actions of Mr. Jacobson and the other named individuals unrelated to SMI in connection with the McDonald's promotional games administered by SMI. Simon intends to vigorously defend itself against the allegations of the complaint but is unable to predict the outcome of the suit, or of its suit against McDonald's Corporation, and the ultimate effect of the suits, if any, on the financial condition of Simon Worldwide or SMI.

     For further information, please contact Chris Lehane at 202.549.5911.

     About Simon Worldwide, Inc.
     Simon Worldwide is a diversified marketing and promotion agency with offices throughout North America, Europe and Asia. The company has worked with some the largest and best-know brands in the world and has been involved with some of the most successful consumer promotional campaigns in history. Through its wholly owned subsidiary, Simon Marketing, Inc., the company provides promotional agency services and integrated marketing solutions including loyalty marketing, strategic and calendar planning, game design and execution, premium development, and production management. Simon is also one of the world's largest creators, developers and procurers of promotional games and toys. The company was founded in 1976.

     The press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1955). These statements include statements regarding intent, belief or current expectations of the Company and its management. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the Company's actual results of differ materially from the Company's expectations. Factors that could cause actual results to differ materially are discussed in Exhibit 99.1 to the Company's Second Quarter 2001 Report on Form 10-Q. Reference to this Cautionary Statement or Exhibit
99.1 in the context of a forward-looking statement or statements shall be deemed to be a statement that any one or more of these factors may cause actual results to differ materially from those anticipated in such forward-looking statement or statements.